Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC RAISES COMMON STOCK DIVIDEND TO 51 CENTS PER SHARE

Announces Redemption of All Depositary Shares Representing Interests in Series K Stock

PITTSBURGH, April 2, 2015 – The board of directors of The PNC Financial Services Group, Inc. (NYSE: PNC) declared a quarterly cash dividend on the common stock of 51 cents per share, an increase of 3 cents per share, or 6 percent, from the first quarter dividend of 48 cents per share. The dividend is payable on May 5, 2015 to shareholders of record at the close of business April 15, 2015.

“Today’s board action reflects our strong capital levels and commitment to enhancing shareholder value,” said William S. Demchak, PNC’s chairman, president and chief executive officer. “We have performed consistently through time, and we are making solid progress on our strategic priorities, which positions the company to continue to create long-term value for our shareholders.”

The board also declared a cash dividend on the following series of preferred stocks:

•	Series B: a quarterly dividend of 45 cents per share will be payable on June 10, 2015 to shareholders of record at the close of business May 22, 2015.

•	Series P: a quarterly dividend of $1,531.25 per share ($.3828125 per each depositary share, 4,000 of which represent one share of Series P preferred stock) will be payable on May 1, 2015 to shareholders of record at the close of business April 15, 2015.

•	Series Q: a quarterly dividend of $1,343.75 per share ($.3359375 per each depositary share, 4,000 of which represent one share of Series Q preferred stock) will be payable on June 1, 2015 to shareholders of record at the close of business May 15, 2015.

•	Series R: a semi-annual dividend of $2,425.00 per share ($24.25 per each depositary share, 100 of which represent one share of Series R preferred stock) will be payable on June 1, 2015 to shareholders of record at the close of business May 15, 2015.

Additionally today, PNC announced the redemption on May 4, 2015 of $500,000,000 of Depositary Shares (CUSIP: 693475 AJ4) (the “Depositary Shares”) representing interests in PNC’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series K (the “Series K Preferred Stock”). Each Depositary Share represents a 1/10 interest in a share of the Series K Preferred Stock. All 500,000 Depositary Shares currently outstanding will be redeemed.

The Depositary Shares will be redeemed at a redemption price of $1,000 per Depositary Share plus declared and unpaid dividends of $8.963 per Depositary Share, representing the dividend for the period from February 21, 2015 to but excluding May 4, 2015.

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PNC Raises Common Stock Dividend to 51 Cents Per Share – Page 2

The Depositary Shares are held through the Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC will be made by PNC Bank, National Association, the Depositary, in accordance with the Deposit Agreement governing the Depositary Shares.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the United States’ largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

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